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SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Magna Entertainment Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MAGNA ENTERTAINMENT CORP.

2007
NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Wednesday, May 9, 2007
at 11:00 a.m.

Le Royal Meridien King Edward Hotel
Sovereign Ballroom
37 King Street East
Toronto, Ontario, Canada

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7448

April 11, 2007

Dear Stockholder:

        On behalf of our Board of Directors and management, it is my pleasure to invite you to MEC's Annual Meeting of Stockholders (the "Annual Meeting") on Wednesday, May 9, 2007, beginning at 11:00 a.m., in the Sovereign Ballroom at Le Royal Meridien King Edward Hotel in Toronto, Ontario, Canada. The Annual Meeting's business is described in the Notice of Annual Meeting and Proxy Statement accompanying this letter.

        At the Annual Meeting, we will report to you on MEC's performance in 2006 and the first quarter of 2007. We will also share our vision for MEC's future. As the recently appointed Chief Executive Officer of MEC, I greatly welcome this opportunity to have what will be my first direct discussion with MEC's stockholders, and I look forward to your comments and questions during that discussion.

        In appreciation of your investment in MEC, we are pleased, once again, to offer to you an opportunity to obtain two free passes for general admission to any of our racetracks and off-track betting facilities. The passes are good for an unlimited number of visits over the next year. Please detach, complete and mail the enclosed postcard if you wish to take advantage of this offer.

        I look forward to seeing many of our stockholders on May 9th. However, if you are unable to attend in person, you can view a webcast of the Annual Meeting at our website at www.magnaentertainment.com and you can vote your shares by completing and returning the enclosed proxy form or voting instruction card, as applicable, in the manner described in the Notice of Annual Meeting and Proxy Statement. Your vote is important and we look forward to receiving it.

Sincerely, /s/ Michael Neuman
Michael Neuman Chief Executive Officer

NOTICE OF ANNUAL MEETING

                The Annual Meeting of Stockholders (the "Annual Meeting") of Magna Entertainment Corp. ("MEC") will be held on Wednesday, May 9, 2007, beginning at 11:00 a.m. local time, at Le Royal Meridien King Edward Hotel, 37 King Street East, Toronto, Ontario, Canada, to consider and take action upon the following matters described in the accompanying Proxy Statement:

  (1)
  the election of nine directors for terms expiring at the 2008 Annual Meeting of Stockholders of MEC;

  (2)
  the ratification of the appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as MEC's auditors for the fiscal year ending December 31, 2007;

  (3)
  the proposed amendments to MEC's Long Term Incentive Plan; and

  (4)
  such other matters as may properly come before the Annual Meeting.

        The Board of Directors has determined that owners of record of MEC's Class A Subordinate Voting Stock and Class B Stock at the close of business on Monday, March 12, 2007 are entitled to notice of and to vote at the Annual Meeting, and at any adjournment(s) thereof.

By Order of the Board of Directors /s/ William G. Ford
William G. Ford Secretary
Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 April 11, 2007

YOUR VOTE IS IMPORTANT

        To vote your shares, please complete, sign and date the enclosed proxy form or voting instruction card, as applicable, and return it in the enclosed postage-paid envelope. Please see "GENERAL INFORMATION — Holders of Class A Subordinate Voting Stock and Class B Stock".

i

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Magna Entertainment Corp. ("MEC" or the "Company") for use at MEC's Annual Meeting of Stockholders to be held on May 9, 2007 (the "Annual Meeting"), and at any adjournment(s) thereof. The solicitation of proxies provides all stockholders who are entitled to vote on matters that come before the meeting with an opportunity to do so whether or not they attend the meeting in person. This Proxy Statement and the related proxy form are first being mailed to MEC's stockholders on or about April 11, 2007.

        All dollar amounts in this document are in United States dollars unless otherwise stated.

Holders of Class A Subordinate Voting Stock and Class B Stock

        Owners of record of MEC's Class A Subordinate Voting Stock and Class B Stock at the close of business on March 12, 2007 are entitled to notice of and to vote at the Annual Meeting. Such owners of the Class A Subordinate Voting Stock are entitled to one (1) vote for each share held and such owners of the Class B Stock are entitled to twenty (20) votes for each share held.

        As of March 30, 2007, MEC had authorized 310 million shares of Class A Subordinate Voting Stock, par value $0.01 per share, of which 49,104,367 were issued and outstanding, and 90 million shares of Class B Stock, par value $0.01 per share, of which 58,466,056 were issued and outstanding. The owners of a majority of such issued and outstanding shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

        If your shares are registered in your name with MEC's transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. If you wish to give your proxy to someone other than the three persons named as proxies on the enclosed form you must strike out all three names appearing on the enclosed proxy form and insert the name of another person or persons (not more than three). The signed proxy form must be presented at the Annual Meeting by the person or persons representing you.

        If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

        The shares represented by a properly signed and returned proxy form or voting instruction card, as applicable, will be voted as specified by the stockholder on such form. If a proxy form or voting instruction card, as applicable, is signed and returned but no specification is made, the shares will be voted "FOR" the election of all nominees for director (Item A), "FOR" the ratification of the appointment of Ernst & Young LLP as MEC's independent auditors (Item B) and "FOR" the proposed amendments to MEC's Long-Term Incentive Plan. If you are a share owner of record, a proxy may be revoked at any time before it is voted by providing notice of such revocation in writing to the Secretary's Office (at MEC's address set forth in the Notice of Annual Meeting accompanying this Proxy Statement), by submission of another proxy properly signed by such stockholder and bearing a later date, or by voting in person at the Annual Meeting. For shares you hold beneficially in street name, please see the instructions accompanying your voting instruction card regarding how to revoke or change your vote.

        Abstentions, where applicable, are not counted as votes "FOR" or "AGAINST" a proposal, but are counted in determining a quorum.

        It is the policy of MEC that any proxy, ballot or other voting material that identifies the particular vote of a stockholder will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. Such documents are available for examination only by the scrutineers, or inspectors of election, and certain persons associated with processing proxy forms and tabulating the vote, although MEC may be informed whether or not a particular stockholder has voted and will have access to each proxy, ballot or other voting material.

ELECTION OF DIRECTORS
(Item A on the Proxy Form)

        The MEC Restated Certificate of Incorporation provides that, unless otherwise approved by ordinary resolution by the holders of the Class A Subordinate Voting Stock and the holders of the Class B Stock, each voting separately as a class, (i) a majority of the directors of MEC shall be individuals who are not officers or employees of MEC or persons related to such officers or employees and (ii) at least two of the directors of MEC shall be individuals who are not directors, officers or employees of MEC or its affiliates, including Magna International Inc. ("Magna International") and MI Developments Inc. ("MI Developments"), or persons related to such officers, employees or directors. MEC's bylaws provide that the number of directors of MEC shall be not less than one and not more than fifteen, and that the number of directors and the number of directors to be elected at the Annual Meeting each shall be determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed nine as the number of directors of MEC to be elected at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term expiring at the 2008 Annual Meeting of Stockholders, expected to be held in April or May 2008, or until his or her successor has been duly elected and qualified or his or her earlier resignation or removal.

Nominees

        Seven of the nine individuals nominated for election to the Board of Directors at the Annual Meeting are incumbent directors. Jennifer Jackson and Frank Vasilkioti are the only nominees who are not presently directors. Certain information regarding each nominee is set forth below.

        Each nominee for director has consented to being named in this Proxy Statement and to serve if elected. It is the intention of the persons named in the enclosed proxy to vote for the election of the nominees listed on the following pages unless otherwise instructed on the proxy form. If you do not wish your shares to be voted for particular nominees, please strike out the name(s) of the person(s) for whom you do not wish to vote in Item A on the proxy form.

        If at the time of the Annual Meeting one or more of the nominees is no longer available or able to serve, shares represented by the proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors or, if none, the size of the Board will be reduced. The Board of

Directors knows of no reason why any of the nominees would be unavailable or unable to serve. The persons nominated for election to the Board of Directors are as follows:

Name	Age	Residence	Position
Frank Stronach (1)(2)	74	Lower Austria, Austria	Chairman and Director (since November 1999)
Dennis Mills (2)	60	Ontario, Canada	Vice-Chairman and Director (since November 2004)
Michael Neuman	52	Ontario, Canada	Chief Executive Officer and Director (since February 2007)
Jerry D. Campbell (3)(4)(5)(6)	66	Michigan, USA	Lead Director (appointed Lead Director in 2006; Director since March 2000)
Joseph De Francis	52	Maryland, USA	Executive Vice-President and Director (Director since July 2006)
Jennifer Jackson (3)	58	Ontario, Canada	Nominee
William J. Menear (3)(4)(5)(6)	61	Ontario, Canada	Director (since October 2002)
Frank Vasilkioti (7)	69	Ontario, Canada	Nominee
Charlie J. Williams (3)(4)	60	Michigan, USA	Director (since February 2007)
(1)
Currently a director of Magna International.

(2)
Currently a director of MI Developments.

(3)
Messrs. Campbell, Menear and Williams are independent directors and Ms. Jackson will also be an independent director if elected.

(4)
Member of Audit Committee.

(5)
Member of Special Committee of Independent Directors.

(6)
Member of Corporate Governance, Human Resources and Compensation Committee.

(7)
Currently a director of MI Developments, however not nominated for election at the upcoming 2007 MI Developments annual meeting of stockholders.

        Frank Stronach serves as Chairman of MEC and served as Interim Chief Executive Officer of MEC from March 31, 2006 until February 27, 2007. Mr. Stronach has been a director since November 1999. Since 1971, Mr. Stronach has been the Chairman of Magna International, a supplier of automotive systems and components, which he founded over 50 years ago. He is also the founder and Chairman of MI Developments, a real estate operating company and the parent company of MEC. Mr. Stronach is actively involved in racing and breeding thoroughbred horses in California, Florida, Kentucky, New York, Ontario and elsewhere.

        Dennis Mills serves as Vice-Chairman of MEC's Board of Directors and has been a director since November 2004. Mr. Mills is also Vice-Chairman of the Board of Directors of MI Developments. Mr. Mills is a former Vice-President of Magna International from 1984 to 1987 and served as a Member of Parliament in the federal government of Canada from 1988 to 2004. While a Member of Parliament, Mr. Mills was the Parliamentary Secretary to the Minister of Industry from 1993 to 1996 and the Parliamentary Secretary to the Minister of Consumer and Corporate Affairs from 1993 to 1995.

        Jerry D. Campbell has been a director since March 2000 and was President and Chief Executive Officer of MEC from March to August 2000 and Vice-Chairman of MEC from August 2000 to April 2002. Prior to joining MEC, Mr. Campbell served as Chairman of the Board and Chief Executive Officer of Republic Bancorp Inc., a bank holding company, from its establishment in April 1986 to December 1999. He continued to serve as its Chairman of the Board until 2006. In 2006, Republic Bancorp merged with Citizens Banking Corp. to form Citizens Republic Bancorp. Mr. Campbell serves as the Chairman of the Board of the merged company, Citizens Republic Bancorp. Mr. Campbell was appointed as Lead Director of the MEC Board of Directors in 2006. Mr. Campbell is the Chairman and Chief Executive Officer of CNBS Financial Group in Orlando, Florida.

        Joseph De Francis has been a director since July 2006 and Executive Vice-President since February 2006. Mr. De Francis is also Chief Executive Officer of the Maryland Jockey Club, a position he has held since August 1989. Mr. De Francis is a native of Baltimore, Maryland and has served on the Boards of Directors of numerous industry, civic and charitable organizations, including the National Thoroughbred Racing Association, the Board of Trustees of Loyola College, and the Baltimore Symphony. Mr. De Francis currently serves on the John Hopkins Heart Institute Board of Governors. Mr. De Francis belongs to the State Bar of California.

        Jennifer Jackson has been the President of Berger Jackson Capital Services Inc. since 1998. Prior to 1998, Ms. Jackson was an investment advisor with HSBC James Capel Canada Inc. for approximately 10 years. She has 25 years experience in the investment community both in Canada and in the United States.

        William J. Menear has been a director since October 2002. Mr. Menear was a partner of Canec International Ltd., a transatlantic mergers and acquisitions advisory company, from September 2001 to June 2003. Since 1999, Mr. Menear has been President and Chief Executive Officer of William Menear & Associates Limited, a business advisory firm operating in the area of mergers and acquisitions and strategic financial advice, and from 1995 to 1999, was a Managing Director of Scotia Capital Inc., an investment bank. Prior to joining Scotia Capital Inc., Mr. Menear was a Senior Vice-President, Corporate Banking with Scotiabank from 1970 to 1995. Mr. Menear is a former Chairman of the Board of the Orthopaedic and Arthritic Hospital (now called, The Holland Orthopaedic and Arthritic Centre), Toronto from 1982 to 1992. Mr. Menear is currently a director of Dover Industries Limited.

        Michael Neuman was President and COO of EchoStar (DISH Network) from June 2005 to February 2006 in the United States prior to joining MEC and from March 2002 through February 2005 President of Bell Mobility, a major Canadian wireless telecommunications carrier. Mr. Neuman held the post, President EMEA with Teleglobe in London in 2001 and prior to that was the CEO of early stage European telecom operator iaxis. In the mid 1990s, Mr. Neuman formed and led the fund raising for Bell ExpressVu, a satellite TV venture in Canada which launched a consumer satellite TV service nationwide in 1997. Bell ExpressVu is now a leading broadcaster among cable and satellite operators, in Canada. In the internet arena, Mr. Neuman founded data communications marketer WorldLinx Telecommunications Inc. for Bell Canada in the early 1990s.

        Frank Vasilkioti is the founder and President of Aegis Corporate Financial Services Limited, an independent investment banking firm established in 1979 that specializes in mergers, acquisitions, divestures and financings. Mr. Vasilkioti has been a director of MI Developments since May 2006. Prior to 1979, Mr. Vasilkioti worked as a financial/investment analyst for Triarch Corporation (Brascan) from 1972 to 1979 and Harris & Partners Limited from 1965 to 1972. Mr. Vasilkioti has served on various charitable boards and committees, including in the following capacities: Chair of an Allocation Committee for the United Way; member of Premier Davis' Advisory Committee on the Constitution from 1981 to 1982; Founding Trustee and Board Member of the Canadian Merit Scholarship Foundation from 1988 to 1992; and Vice Chairman of the Design Exchange from 1997 to 2004.

        Charlie J. Williams, an attorney, was appointed as a director in February 2007. Mr. Williams has been a consultant to the City of Highland Park, Michigan, since March 2006, advising the Emergency Financial Manager regarding financial and administrative matters. Mr. Williams also served as the Deputy County Executive to the incumbent Executive and has held other administrative positions in his administration from January 2004 through December 2005. He has held various executive level and Chief of Staff positions with the County of Detroit and Wayne County from 1998 to December 2003. In October 2006, Mr. Williams was appointed to a six-year term as the representative of Wayne County, Michigan to the Wayne County Airport Authority Board. Mr. Williams has been a member of the State Bar of Michigan since 1980.

        In addition to the nominees listed above, Louis E. Lataif is also currently a director of MEC, but is not standing for re-election. Gino Roncelli stepped down as a director of MEC in August 2006, after serving as a director of MEC since March 2000.

Vote Required

        The affirmative vote of a plurality of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the election of each nominee for director.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the election of each nominee for director.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each nominee for director.

MANAGEMENT

Executive Officers

        The executive officers and other officers of MEC are as follows:

Name	Age	Position
Frank Stronach*	74	Chairman
Michael Neuman*	52	Chief Executive Officer
Blake Tohana	40	Executive Vice-President and Chief Financial Officer
Joseph A. De Francis*	52	Executive Vice-President
James Bromby	47	Senior Vice-President of Operations
Brant Latta	46	Senior Vice-President of Operations
Frank DeMarco, Jr.	81	Vice-President, Regulatory Affairs
William G. Ford	38	Secretary
Mary Lyn Seymour	38	Vice-President and Controller
*
See "Election of Directors — Nominees".

        Blake Tohana has served as Executive Vice-President and Chief Financial Officer of MEC since July 2003. Prior to joining MEC in that capacity, Mr. Tohana held various executive positions with Fireworks Entertainment Inc., a subsidiary of CanWest Global Communications Corp., from August 1997 to July 2003. Most recently, he served as Executive Vice-President, Corporate Development of Fireworks Entertainment Inc. from April 2002 to July 2003. Prior to that, he served as Chief Financial Officer of Fireworks Entertainment Inc. from October 1998 to April 2002 and Vice-President, Finance from August 1997 to October 1998.

        James Bromby has served as Senior Vice-President of Operations of MEC, along with Brant Latta, since October 2006. Prior to that appointment he was Vice-President of Operational Finance from March 2006 to October 2006, from August 2003 to March 2006 he was Senior Manager, Continuous Improvement Team and, prior to that, served in various senior level capacities within MEC since its inception.

        Brant Latta has served as Senior Vice-President of Operations of MEC, along with James Bromby, since October 2006. Prior to that appointment he was Vice-President of Operations from March 2006 to October 2006, from August 2003 to March 2006 he was Senior Manager, Continuous Improvement Team and, prior to that, served in various senior level capacities within MEC since its inception.

        Frank DeMarco, Jr. has served as Vice-President, Regulatory Affairs of MEC since March 2000. He has also served as Executive Director, General Counsel and Secretary of Los Angeles Turf Club, Incorporated (an indirect, wholly-owned subsidiary of MEC) since April 1998. Mr. DeMarco has been a practicing attorney in Los Angeles County since 1951.

        William G. Ford has served as Secretary of MEC since March 2006 and has been Legal Counsel of MEC since May 2003. Prior to joining MEC, Mr. Ford was an associate lawyer with the law firm of McCarthy Tétrault LLP from April 1999 to April 2003.

        Mary Lyn Seymour has served as Vice-President and Controller of MEC since October 2006 and as Controller since September 2004. Prior to becoming Controller, Ms. Seymour served as Director of Finance at MEC from May 2001 to September 2004. Prior to joining MEC, Ms. Seymour held various accounting positions with PricewaterhouseCoopers LLP from September 1990 to May 2001, including Principal/Senior Manager from 1998 through 2001.

SECURITY OWNERSHIP

        The following tables set forth certain information as of March 31, 2007 with respect to beneficial ownership of MEC by: (a) any entity or person known by MEC to be the beneficial owner of more than five percent of the outstanding shares of MEC's Class A Subordinate Voting Stock and Class B Stock; and (b) each director, nominee for director and executive officer (including those officers listed below in the Summary Compensation Table) and all executive officers and directors of MEC as a group.

        To MEC's knowledge, except as indicated in the footnotes to these tables or pursuant to applicable community property laws, the persons named in the following tables have sole voting and investment power with respect to the shares of MEC's Class A Subordinate Voting Stock and Class B Stock indicated.

        For information regarding MEC's equity compensation plans, please see "Executive Compensation — Equity Based Compensation Plan Information".

(a)   Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities

Class of Securities	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Class B Stock	MI Developments Inc. (1)(2) 455 Magna Drive Aurora, Ontario L4G 7A9	58,466,056	100%
Class A Subordinate Voting Stock	MI Developments Inc. (2) 455 Magna Drive Aurora, Ontario L4G 7A9	4,362,328	9.0%
Class A Subordinate Voting Stock	Fair Enterprise Limited (3) 1 Seaton Place St. Helier Jersey JE4 8YJ Channel Islands	3,682,515	7.5%
Class A Subordinate Voting Stock	Delta Partners LLC One International Place, Suite 2401 Boston, MA 02110	3,533,605	7.2%
Class A Subordinate Voting Stock	David M. Knott/Dorset Management Corporation 485 Underhill Boulevard, Suite 205, Syosset, NY 11791	3,465,650	7.1%
(1)
MI Developments directly owns 53,253,145 or 91.1% of these shares of MEC's Class B Stock. The remaining shares of Class B Stock are owned through a wholly-owned subsidiary of MI Developments. MI Developments is entitled to vote approximately 96% of the votes attaching to MEC's outstanding voting securities.

(2)
The Stronach Trust controls MI Developments through the right to direct the votes attaching to Class B shares of MI Developments that carry a majority of the votes attaching to the outstanding voting shares of MI Developments. The Class B shares of MI Developments are held by 445327 Ontario Limited, which is controlled by the Stronach Trust. Mr. Frank Stronach is the exclusive representative for voting the shares of MI Developments Inc. held by 445327 Ontario Limited solely in the manner directed by the Stronach Trust and is the Chairman of MI Developments and MEC. Mr. Stronach, together with three members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also a member of the class of potential beneficiaries under the Stronach Trust.

(3)
Fair Enterprise Limited forms part of an estate planning structure for the Stronach family. Members of the family of Mr. Stronach are among the class of possible indirect beneficiaries of this structure. Neither Mr. Frank Stronach nor members of the Stronach family control or exercise direction over the shares of MEC held by Fair Enterprise Limited.

(b)   Security Ownership of Directors and Named Executive Officers

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Class A Subordinate Voting Stock (1)		Percentage of Class	Class B Stock		Percentage of Class
Frank Stronach	9,269,748	(2)	19.0%	58,466,056	(3)	100%
Dennis Mills	60,000		(4)	—		—
Michael Neuman	—		—	—		—
Jerry D. Campbell (5)	259,832		(4)	—		—
Joseph A. De Francis	100,000		(4)	—		—
Louis E. Lataif	19,436		(4)	—		—
William J. Menear	19,436		(4)	—		—
Charlie J. Williams	—		(4)	—		—
Blake Tohana (6)	96,404		(4)	—		—
James Bromby (7)	67,709		(4)	—		—
Brant Latta (8)	44,004		(4)	—		—
W. Thomas Hodgson* (9)	193,086		(4)	—		—
Donald Amos* (10)	476,272		(4)	—		—
Paul Cellucci* (11)	52,503		(4)	—		—
All executive officers and directors as a group (14 persons)	10,658,430		21.7%	58,466,056	(3)	100%
*
Messrs. Hodgson, Amos and Cellucci served during parts of 2006, respectively, as: President and Chief Executive Officer; Executive Vice-President and Chief Operating Officer and Executive Vice-President, Corporate Development. The specific dates each of their positions terminated are described under "Summary Compensation Table". For each of Messrs. Hodgson, Amos and Cellucci, the number of shares reported as part of their holdings is based on information in our corporate records and their most recent filings on the Canadian insider reporting system, the System for Electronic Disclosure by Insiders, as at the dates of their respective departures and reports filed pursuant to Section 16(a) of the U.S. Securities Exchange Act of 1934.

(1)
Includes the following number of shares of Class A Subordinate Voting Stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days of April 11, 2007: 1,000,000 for Mr. Stronach; 60,000 for Mr. Mills; 6,000 for Mr. Campbell; 100,000 for Mr. De Francis; 10,000 for Mr. Lataif; 10,000 for Mr. Menear; 80,000 for Mr. Tohana; 58,334 for Mr. Bromby; 36,334 for Mr. Latta; 180,000 for Mr. Hodgson; 300,000 for Mr. Amos; 30,000 for Mr. Cellucci and 1,870,668 for all executive officers and directors as a group.

(2)
4,362,328 of these shares are registered in the name of MI Developments. See Note 2 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities." 3,682,515 of these shares are registered in the name of Fair Enterprise Limited. See Note 4 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities." 206,557 of these shares are registered in the name of The Employees Deferred Profit Sharing Plan (U.S.) of Magna International. As Chairman of Magna International, Mr. Stronach has the right to direct the trustee in regard to voting and disposing of these shares. Mr. Stronach is one of the trustees of this plan, but is not a beneficiary. 18,348 of these shares are registered in the name of 865714 Ontario Inc., which is a separate vehicle incorporated for the acquisition of Magna International shares and the sale thereof to the management team of Magna International. Magna International has the right to direct the disposition of these shares.

(3)
MI Developments directly owns 53,253,145 or 91.1% of these shares of MEC's Class B Stock. The remaining shares of Class B Stock are owned through a wholly-owned subsidiary of MI Developments. MI Developments is entitled to vote approximately 96% of the votes attaching to MEC's outstanding voting securities. See Note 2 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities."

(4)
These shares represent less than 1% of the class.

(5)
Of these holdings, 239,589 shares of Class A Subordinate Voting Stock are owned directly, 11,225 are owned jointly by Mr. Campbell and his wife, 4,009 are owned by Mr. Campbell's wife, and 5,009 are owned indirectly through two wholly-owned corporations, Post It Stables, Inc. and Volar Corp.

(6)
Includes 16,404 shares of Class A Subordinate Voting Stock in respect of Performance Share Awards issued in 2006 and 2007 in lieu of 50% of Mr. Tohana's 2005 and 2006 guaranteed bonus.

(7)
Includes 9,375 shares of Class A Subordinate Voting Stock in respect of Performance Share Awards issued in 2006 and 2007 in lieu of 50% of Mr. Bromby's 2005 and 2006 guaranteed bonus.

(8)
Includes 7,670 shares of Class A Subordinate Voting Stock in respect of Performance Share Awards issued in 2006 and 2007 in lieu of 50% of Mr. Latta's 2005 and 2006 guaranteed bonus.

(9)
Includes 13,086 shares of Class A Subordinate Voting Stock in respect of Performance Share Awards issued in 2006 in lieu of 50% of Mr. Hodgson's 2005 guaranteed bonus.

(10)
Of these holdings, 148,437 shares of Class A Subordinate Voting Stock are owned directly and 2,100 are owned by Mr. Amos' wife. Includes 27,955 shares of Class A Subordinate Voting Stock in respect of Performance Share Awards issued in 2005 and 2006 in lieu of 50% of Mr. Amos' 2005 guaranteed bonus.

(11)
Includes 22,503 shares of Class A Subordinate Voting Stock in respect of Performance Share Awards issued in 2006 in lieu of 50% of Mr. Cellucci's 2005 and 2006 guaranteed bonus.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        The business of MEC is managed under the direction of the Board of Directors (the "Board"). The Board held 17 meetings during 2006. All current directors of MEC (excluding Messrs. Neuman and Williams, who became directors in February 2007) attended at least 75% of the meetings of the Board and Committees of which they were members during fiscal year 2006. While MEC does not have a formal, written attendance policy requiring directors to attend its Annual Meeting of Stockholders, the Board encourages directors to attend the Annual Meeting. All members of the Board attended the 2006 Annual Meeting.

        MEC does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications with the Board, the Board believes that a formal process is not necessary. Any stockholder may submit written communications to the Board by sending them to Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Secretary's Office, whereupon such communications will be forwarded to the Board as a group or to the individual director or directors addressed.

        MEC is a "controlled company" as defined in the Nasdaq Marketplace Rules because MI Developments controls a majority of the votes attaching to MEC's outstanding voting stock. As a result, under the Nasdaq Marketplace Rules, MEC is only required to establish and maintain one committee of the Board, the Audit Committee. Pursuant to the Nasdaq Marketplace Rules, MEC's Audit Committee is required to be composed solely of independent directors, but neither the Board nor any other committee of the Board is required to meet the other director independence requirements set forth in the Nasdaq Marketplace Rules, except that the independent directors are required to meet on a regular basis. Commencing in October 2003, the non-management, independent members of the Board have met independently on a quarterly basis.

        Because of the number of matters requiring Board consideration, to make the most effective use of individual Board members' capabilities, the Board has established three standing committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities: (i) the Corporate Governance, Human Resources and Compensation Committee, (ii) the Audit Committee, and (iii) the Special Committee of Independent Directors. The functions of these committees, their current members and the number of meetings held during 2006 are described below.

        In April 2005, MEC's Board of Directors adopted a resolution requiring the independent directors of MEC to maintain ownership of all shares of the Company's Class A Subordinate Voting Stock issued to them as director fees up to a maximum amount of shares with a market value of not less than $100,000; provided that on and after the fifth full year of service as a director of the Company, each director is required to own shares of Class A Subordinate Voting Stock of the Company with a market value of not less than $100,000.

        In March 2006, MEC's Board of Directors appointed Jerry Campbell as Lead Director of the Board. Mr. Campbell has served on MEC's Board since March 2000.

Corporate Governance, Human Resources and Compensation Committee

        The Corporate Governance, Human Resources and Compensation Committee is composed of Jerry Campbell (Chairman) (who replaced Edward C. Lumley on April 30, 2006), William Menear and Louis E. Lataif. Mr. Lataif is not a nominee for director at the Annual Meeting and accordingly the Board of Directors will consider a replacement for him on this Committee. The Corporate Governance, Human Resources and Compensation Committee administers MEC's Long-Term Incentive Plan. It also reviews and makes recommendations to the Board with respect to all direct and indirect compensation, benefits and perquisites of MEC's Chief Executive Officer, Executive Vice-President and Chief Financial Officer, and certain other senior management employees, and MEC's policies regarding management benefits and perquisites. This Committee is also generally responsible for developing MEC's approach to corporate governance issues, including MEC's relationship with MI Developments and Magna International, and assessing the effectiveness of the system of corporate governance employed by MEC as a whole. The Corporate Governance, Human Resources and Compensation Committee held six meetings during year 2006.

Audit Committee

        The Audit Committee is composed of William J. Menear (Chairman), Jerry D. Campbell and Charlie J. Williams (who, in February 2007, filled the vacancy created by Gino Roncelli). Each member of the Audit Committee is "independent" as currently required by the Nasdaq Marketplace Rules. In addition, the Board of Directors has determined that each of William J. Menear and Jerry Campbell is an "audit committee financial expert" as defined by Item 401 of Regulation S-K.

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is responsible for the appointment, engagement and oversight of the work of the independent auditors of MEC. The Audit Committee has adopted a formal written Audit Committee Charter. In accordance with its Charter, the Audit Committee also has considerable general authority in relation to the oversight of MEC's financial affairs, as well as specific responsibility to review MEC's quarterly and annual financial statements and the related management's discussion and analysis of financial condition and results of operations ("MD&A") and to report thereon to the Board. In addition, the Audit Committee reviews MEC's internal financial and accounting controls and procedures, reviews the selection, use and application of accounting policies and practices, and examines and considers various other matters in relation to the internal and external audits of MEC's accounts and its financial reporting process and system of internal controls. Also, in accordance with its Charter, the Audit Committee conducted an annual review of its Charter in February 2007. The Audit Committee held seven meetings during fiscal year 2006.

Special Committee of Independent Directors

        The Special Committee of Independent Directors was originally established in July 2004 to evaluate a proposed offer by MI Developments to acquire all the outstanding shares of Class A Subordinate Voting Stock of MEC that it did not already own. In September 2004, MEC was advised by MI Developments that it had decided not to proceed with the offer. In December 2006, the Board of Directors recast the power and authority of the Special Committee to review and evaluate proposed financing transactions with MI Developments and Magna International and to make appropriate recommendation to the Board of Directors of MEC with respect to such proposed financing transactions. The Special Committee is composed of Jerry Campbell (Chairman), Louis E. Lataif and William J. Menear. Mr. Lataif is not a nominee for director at the Annual Meeting and accordingly the Board will consider a replacement for him on this Committee. The Special Committee held a total of 41 formal meetings in respect of proposed financing transactions with MI Developments and Magna International and members of the Special Committee had informal discussions among themselves and with their separate legal and financial advisors on a number of other occasions. The Special Committee also supervised and provided guidance to members of MEC management engaged in negotiating various financing transactions with MI Developments and Magna International. Please refer to the transactions discussed under "Relationship with MI Developments" and "Transactions with Magna International".

Nomination Process

        Because MEC is a "controlled company" (as discussed above), MEC is not required to have, and does not have, a nominating committee or other committee of the Board performing similar functions. Nominees for director of MEC are considered and approved by the full Board and there is no charter applicable to the nominating process (including any policy with respect to consideration of nominees by security holders).

Code of Conduct

        MEC adopted a Code of Business Conduct (the "Code") effective May 4, 2004 that applies to all of MEC's directors, officers and employees. The Code fulfills the Code of Ethics requirements under Item 406 of

Regulation S-K. A copy of the Code was filed with MEC's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006 and is also available on MEC's website at www.magnaentertainment.com/Investor Relations. A copy of the Code will be provided without charge to any person upon request in writing to the Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Directors' Compensation

        Directors who are not officers or employees of MEC or any of its affiliates were paid an annual retainer (or pro rata portion for directors who served less than 12 months in 2006) of $10,000 in cash and 7,195 shares of Class A Subordinate Voting Stock for their service as directors in 2006, together with a fee of $1,500 for attendance at each meeting of the Board. Such directors were also paid an annual committee retainer of $5,000 (Committee Chairmen receive a $15,000 annual retainer) and a fee of $1,500 for attendance at each meeting of each Committee of the Board on which they serve. Compensation for Board and Committee work and travel days ($2,000 per day) and for the execution of written resolutions ($250) was also provided to directors who are not officers or employees. In addition, each director receives certain stock options as set forth below under "Executive Compensation — Equity Based Compensation Plan Information — Nonqualified Stock Options."

        The following table shows the amounts, before withholdings, received by individual non-management directors in respect of service as members of the Board of Directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)

John Barnett (3)	36,423	9,863	—	—	46,286

Jerry D. Campbell (3)	139,376	30,000	—	—	169,376

Edward C. Lumley (3)	45,780	9,863	—	—	55,643

Louis E. Lataif (3)	90,000	30,000	—	—	120,000

William J. Menear	101,000	30,000	—	—	131,000

Gino Roncelli (3)	82,334	19,150	—	—	101,484

(1)
Stock issued as payment of fees for serving as a director.

(2)
The aggregate amount of perquisites and other personal benefits, securities or property did not exceed $10,000 for any of the directors.

(3)
Mr. Lataif is not standing for re-election at the 2007 Annual Meeting, Messrs. Barnett and Lumley did not stand for re-election at the 2006 Annual Meeting and Mr. Roncelli stepped down as a director, effective August 21, 2006.

Compensation Committee Interlocks and Insider Participation

        The members of the Corporate Governance, Human Resources and Compensation Committee for fiscal year 2006 were Jerry Campbell (Chairman, who replaced Edward Lumley on April 30, 2006), Louis E. Lataif, Edward C. Lumley (Chairman, who served until April 30, 2006), William Menear (who was placed on the Committee on May 1, 2006) and Gino Roncelli (who served until August 21, 2006). Messrs. Menear, Lataif, Lumley and Roncelli are not and have never been officers or employees of MEC or any of its subsidiaries. Mr. Campbell was President and Chief Executive Officer of MEC from March to August 2000 and Vice-Chairman of MEC from August 2000 to April 2002. Mr. Campbell has not held any position with MEC, other than Director since April 2002. In addition, there are no compensation committee interlocks between MEC and other entities involving MEC's executive officers and board members who serve as executive officers of such entities.

Certain Relationships and Related Transactions

        We have employment agreements with certain of our officers. See "Executive Compensation — Employment Agreements and Termination of Employment Agreements" below.

        MEC pays for its share of an insurance policy that provides, among other coverage, for executive liability of up to $65 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of MI Developments and its subsidiaries (including MEC and its subsidiaries), subject to a $1 million deductible for executive indemnification. In addition to this, MEC purchased an additional policy with a limit of $15 million, which provides financial protection for the directors and officers of MEC in the event they are sued in conjunction with the performance of their duties.

        MEC's bylaws contain provisions that may require MEC to indemnify its directors, and at the option of the Board, any of its officers, employees or agents, against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents, as permitted by applicable law, and to advance expenses incurred as a result of any proceeding against them that is subject to indemnification under MEC's bylaws. In addition, MEC has entered into an agreement with our independent directors, Messrs. Lataif, Menear, Williams and Campbell, that provides for the indemnification of these individuals by MEC, to the fullest extent permitted by applicable law, as a result of their role as members of the Special Committee of Independent Directors described above or any action alleged to have been taken or omitted in such capacity, and to advance expenses incurred as a result of any proceeding against them that is subject to indemnification under the agreement.

  Relationship with MI Developments

        On August 19, 2003, the shareholders of Magna International approved the spin off of its wholly-owned subsidiary, MI Developments. As a result of the spin off transaction, MI Developments acquired Magna International's controlling interest in MEC. MEC and MI Developments operate as separate public companies, each having its own board of directors and management team.

        MI Developments is a real estate operating company engaged in the ownership, development, management, leasing, acquisition and expansion of industrial and commercial real estate properties located in Canada, Europe, the United States and Mexico. Virtually all of MI Developments' income-producing properties are under long-term leases to Magna International and its subsidiaries.

        MI Developments was incorporated under the laws of Ontario, Canada. The Class A subordinate voting shares of MI Developments are listed for trading on the New York Stock Exchange and the Toronto Stock Exchange ("TSX"). MI Developments' Class B shares are listed on the TSX. MI Developments is the sole holder of MEC's Class B Stock (directly and indirectly), which means that MI Developments is entitled to exercise approximately 96% of the total votes attached to all MEC's outstanding stock. MI Developments is therefore able to elect all the directors of MEC and to control MEC.

        MEC's Corporate Constitution requires that a minimum of two directors be individuals who are not MEC officers or employees, or officers, directors or employees of any of MEC's affiliates, including MI Developments and Magna International, or persons related to any such officers, employees or directors. The Corporate Constitution also requires that a majority of MEC's directors be individuals who are not MEC officers or employees or individuals related to these persons.

        MI Developments is able to elect all of MEC's directors and controls MEC. Therefore, MI Developments is able to cause MEC to effect certain corporate transactions without the consent of MEC's minority stockholders, subject to applicable law and the fiduciary duties of MEC's directors and officers. In addition, MI Developments is able to cause or prevent a change in control of MEC. The Stronach Trust controls MI Developments through the right to direct the votes attaching to Class B shares of MI Developments, which carry a majority of the votes attaching to the outstanding voting shares of MI Developments. Mr. Frank Stronach, the Chairman of MEC and MI Developments, together with three members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also a member of the class of potential beneficiaries of the Stronach Trust.

        On March 28, 2007, a subsidiary of MI Developments acquired 157 acres of excess real estate adjacent to MEC's Palm Meadows Training Center, located in Palm Beach County, Florida, in return for cash consideration of $35.0 million. In addition, MEC has been granted a profit participation right in respect of the property under which we are entitled to receive 15% of net proceeds from any sale or development of the property after MI Developments achieves a 15% internal rate of return.

        On February 7, 2007, MI Developments acquired all of our interests and rights in two non-core real estate properties, a 34 acre parcel of residential developments land in Aurora, Ontario, Canada and a 64 acre parcel of excess land at Laurel Park in Howard County, Maryland for cash consideration of Cdn. $12.0 million (U.S. $10.1 million) and $20.0 million, respectively. As part of these transactions, we were also granted a profit participation right in respect of each property under which we are entitled to receive 15% of net proceeds from any sale or development of the property after MI Developments achieves a 15% internal rate of return.

        A subsidiary of MEC had an option agreement with MI Developments to acquire 100% of the shares of the MI Development subsidiary that owns land in Romulus, Michigan. The option agreement expired on December 15, 2006.

        On November 14, 2006, out of the proceeds received from the sale of MEC's interest in The Meadows, a standardbred horse racetrack in Pennsylvania, MEC paid $111.8 million to MI Developments to repay in full all amounts owing under a bridge loan agreement, which had been in place since July 2005. In 2006, a subsidiary of MI Developments received fees of approximately $0.4 million (1% of the net sale proceeds) on the sale of the Fontana Golf Club and the Magna Golf Club to Magna International as consideration for waiving repayment rights under the bridge loan agreement.

        In addition to the fully repaid bridge loan facility, two of our subsidiaries have each entered into a project financing agreement with a subsidiary of MI Developments: one entered into in December 2004 with respect to the reconstruction of facilities at Gulfstream Park (the "Gulfstream Loan") and the second entered into in July 2005 for the build-out of the casino facility at Remington Park (the "Remington Loan").

        The Gulfstream Loan agreement was amended and restated on two occasions, such that the initial amount of that loan was increased from $115.0 million to $162.3 million and the funds advanced were applied to construct casino facilities as well as track facilities. The loan has a ten-year term from the February 1, 2006 completion date of the initial reconstruction project. Amounts outstanding prior to that completion date under the loan bore interest at a floating rate equal to 2.55% per annum above MI Development's notional cost of borrowing under its floating rate credit facility, compounded monthly. Amounts outstanding after the completion dates bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Payment of interest was deferred until January 1, 2007, after which MEC started to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The Gulfstream Loan contains cross-guarantee, cross-default and cross-collateralization provisions such that the loan is guaranteed by MEC's subsidiaries that own and operate Remington Park and the Palm Meadows Training Center and is collateralized principally by security over the lands forming part of the operations at Gulfstream Park, Remington Park and Palm Meadows and over all other assets of Gulfstream Park, Remington Park and Palm Meadows, excluding licenses and permits. As of March 30, 2007, $164.5 million (inclusive of principal and interest) was outstanding.

        Funds advanced under the Remington Loan were provided by way of progress draws applied to complete the build out of the casino facility, which opened in November 2005. Advances under the loan funded the capital expenditures relating to the development, design and construction of the casino facility, including the purchase and installation of electronic gaming machines. The loan has a ten-year term from the November 28, 2005 completion date. Amounts outstanding prior to that completion date under the loan bore interest at a floating rate equal to 2.55% per annum above MI Development's notional cost of LIBOR borrowing under its floating rate credit facility, compounded monthly. Amounts outstanding after the completion date bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Payment of interest was deferred until January 1, 2007, after which MEC started to make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. Certain cash from the operations of Remington Park must be used to pay deferred interest on the loan plus a portion of the principal under the loan equal to the deferred interest on the Gulfstream Loan. The Remington Loan is secured by all assets of Remington Park, excluding licenses and permits. The Remington Loan is also secured by a charge over the lands owned by Gulfstream Park and a charge over the Palm Meadows Training Center and contains cross-guarantee, cross-default and cross-collateralization provisions. As of March 30, 2007, $31.6 million (inclusive of principal and interest) was outstanding.

  Transactions with Magna International

        Magna International had a commitment to its shareholders that it would not, during the period ending May 31, 2006, without the prior consent of the holders of a majority of Magna International's Class A subordinate voting shares: (i) make any further debt or equity investment in, or otherwise give financial assistance to, MEC or any of MEC's subsidiaries; or (ii) invest in any non-automotive-related businesses or assets other than through its investment in MEC. Magna International's commitment is contained in a Forbearance Agreement, dated as of February 8, 2000, between MEC and Magna International and of which Magna International's shareholders are express third-party beneficiaries. Magna International has publicly confirmed that it will not be extending the Forbearance Agreement. MI Developments is not a party to the Forbearance Agreement.

        On November 1, 2006, a wholly-owned subsidiary of MEC sold its interest in the entity that owns and operates the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna International for a sale value of Euros 30.0 million (U.S. $38.3 million). MEC received cash proceeds of approximately Euros 13.2 million (U.S. $16.9 million), net of transaction costs, and approximately Euros 16.8 million (U.S. $21.4 million) of debt was assumed by Magna International. The gain on sale of the Fontana Golf Club of approximately $20.9 million, net of tax, is reported as a contribution of equity.

        On August 25, 2006, a wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club located in Aurora, Ontario, Canada to Magna International for cash consideration of Cdn. $51.8 million (U.S. $46.4 million), net of transaction costs. MEC recognized an impairment loss of $1.2 million at the date of disposition equal to the excess of the carrying value of the assets disposed over their fair values at the date of disposition.

        On August 25, 2006, in conjunction with the sale of the Magna Golf Club, MEC entered into an access agreement with Magna International for the use of the Magna Golf Club's golf course and the clubhouse meeting, dining and other facilities. The agreement, which expires on August 25, 2011, required a payment of $0.3 million.

        On March 31, 2006, MEC sold a non-core real estate property located in the United States to Magna International for total proceeds of $5.6 million, net of transaction costs. The gain on sale of the property of approximately $2.9 million, net of tax, is reported as a contribution of equity. In accordance with the terms of the senior secured revolving credit facility, MEC used the net proceeds from this transaction to repay principal amounts under this credit facility.

        During the year ended December 31, 2005, a wholly-owned subsidiary of MEC sold to Mr. Frank Stronach two housing lots and a housing unit. These sales were in the normal course of operations of MEC and the total sales price for these properties was $1.4 million. The gain on the sale of the properties of approximately $0.7 million, net of tax, is reported as a contribution to equity.

        During the year ended December 31, 2006, MEC incurred costs of $3.8 million for rent, facilities and central shared services from Magna International and its subsidiaries.

        For more details about MEC's relationship with MI Developments and Magna International and related transactions, please see "Certain Relationships and Related Transactions" in MEC's Form 10-K for the fiscal year ended December 31, 2006, which section is incorporated herein by reference.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Our Corporate Governance, Human Resources and Compensation Committee

        The Corporate Governance, Human Resources and Compensation Committee (the "Committee") of the Board was formed on March 4, 2000. For a discussion of the composition and mandate of this Committee, see "The Board of Directors and Committees of the Board — Corporate Governance, Human Resources and Compensation Committee" above.

        MEC has adopted many of the organizational and operating policies and principles utilized for many years by its original parent company, Magna International, certain of which have been embodied in MEC's Corporate Constitution. MEC's Corporate Constitution balances the interests of stockholders, employees and management by specifically defining the rights of employees (including management) and investors to participate in MEC's profits and growth, and reflects certain operational and compensation philosophies which align employee (including management) and stockholder interests. These philosophies and MEC's Corporate Constitution assist in maintaining an entrepreneurial environment and culture at MEC. MEC wishes this entrepreneurial culture to flourish, and therefore intends to apply compensation philosophies which will enhance its ability to attract, retain and motivate skilled, entrepreneurial employees at all levels of the MEC organization, while assisting in the alignment of the interests of MEC's stockholders and management.

        MEC has had a brief history. In its formative years, its focus was on acquiring racetracks, and other operations related to the horse racing industry. As a result, MEC now owns and operates: horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities; casinos in conjunction with its racetracks where permitted by law; AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry; and XpressBet®, a national Internet and telephone account wagering system, as well as MagnaBet™ internationally. MEC also has a fifty percent joint venture interest in HorseRacing TV, a 24-hour horse racing television network, and TrackNet Media Group LLC, a racing content management and distribution company. In prior years the Committee based compensation decisions to a significant degree, on the role executive officers played in the pursuit of acquisition strategies. As the Company's strategic focus has shifted, so has the criteria by which the Committee measures performance. Operational efficiencies and financial performance indicators, such as liquidity, profitability, revenue growth and cost reduction, have become increasingly important both to the Company's strategic focus and the Committee's deliberations. In 2006, an increased emphasis on debt reduction also meant the Committee considered the role individuals had in raising proceeds to repay debt, whether those proceeds were raised from the sale of non-core assets or from improved operational efficiencies.

        This Committee, in accordance with its mandate, is required to consider and apply, among other things, the historical operating philosophies and policies of MEC, including MEC's Corporate Constitution, direct profit participation and use of stock options and other stock rights granted under the Long-Term Incentive Plan, to align the interests of management and stockholders and to create shareholder value.

  External Advisers

        Under its mandate, the Committee may retain outside legal and other experts at the expense of the Company where reasonably required to do so. In 2006, the Committee did not directly retain any external advisers except for Spencer Stuart, retained in connection with the executive search conducted in 2006 for a Chief Executive Officer to succeed Frank Stronach, who held the position on an interim basis until Michel Neuman's appointment effective February 27, 2007.

  Committee Activities in 2006 and early 2007

        In addition to the above noted search for a Chief Executive Officer, the Committee was actively engaged in 2006 in considering executive officer compensation matters. The Committee, which met six times in 2006, discharged its duties by, among other things:

  •
  Addressing the various components of a compensation package for a Chief Executive Officer. In connection with the search for a Chief Executive Officer, and the appointment of Michael Neuman, each proposed item of the Chief Executive Officer's compensation package was determined to be in line with compensation paid to Chief Executive Officers of entities of a similar size and complexity to MEC. In addition, it was also determined that MEC's diverse operations encompassing racetrack operations, broadcasting, totalisator services and account wagering operations, demanded someone with the track record and previously demonstrated skills and attributes possessed by Mr. Neuman. While the Committee concluded that the level of cash compensation was an appropriate enticement to offer Mr. Neuman to join the Company, the other aspects of compensation were included in the total package to provide a long-term incentive and base a sizeable portion of Mr. Neuman's overall compensation, and ability to increase his level of compensation, on the Company's long-term performance. Lastly, the retirement allowance is an important part of Mr. Neuman's arrangement, as our past Chief Executive Officers have, in some cases, had brief tenures. While the Committee remains mindful of the significant amount of executive talent needed to successfully face the many challenges of building a company such as MEC and attaining our strategic goals, it is also conscious that profit levels must be taken into account in setting the incentive compensation of the Chief Executive Officer.

  •
  Considering the compensation levels of MEC's senior management from time-to-time in light of the duties, obligations and performance expectations associated with senior positions. Historically, the Committee has approved an increase in a given executive's compensation after considering whether the individual had a role in certain operational improvements and/or whether there was an increase in responsibility. In 2006, Messrs. Bromby and Latta played a key role in operational improvements at a number of our racetracks, as well as at MEC's head office operations. In addition, they each were promoted to the position of Senior Vice-President of Operations in October 2006. In light of the impact their efforts had on operational efficiencies and their promotions, both Messrs. Bromby and Latta received an increase in compensation. None of our other executive officers received an increase in their compensation during 2006.

  •
  Reviewing the overall compensation packages for executives and other employees to consider the ratio of cash compensation to other forms of compensation.

  •
  Determining the appropriateness of changes in compensation strategies in light of the Company's performance during 2006, and expected future performance.

  •
  Considering peer comparator companies' compensation strategies. Determining relevant comparator companies presents a unique and ongoing challenge as few entities are engaged in such a broad spectrum of activities associated with the horse racing industry. As such, it is not possible to establish one clear peer group of companies, though MEC's performance compared against competitors in an industry segment, such as Churchill Downs Incorporated in racetrack operations, is taken into account.

  •
  Administering the Long-Term Incentive Plan and, in particular, considering the appropriateness of past plan strategies in light of the Company's 2006 performance and prospects.

  •
  Reviewing director compensation.

  Setting Compensation

        Compensation levels for our executives are set after due consideration of the input of our most senior management, as well as advice and counsel, or information, from external resources. Internally, it has typically been the case that the Chief Executive Officer, Executive Vice-President and Chief Financial Officer, Executive Vice-President and Chief Operating Officer (now two Senior Vice-Presidents of Operations) and Vice-President and Controller have had input into compensation matters. Internal legal counsel with expertise in compensation matters also provides input as required. As we have not traditionally had a senior officer specifically appointed solely to develop and implement the Company's business plans and strategies for all companywide human resource functions, the Senior Vice-Presidents and Executive Vice-President and Chief Financial Officer have had key roles in that aspect. The Committee meetings often have the Executive Vice-President and Chief Financial Officer in attendance as the main individual responsible for providing senior management's feedback, and in the future, it is expected that the Chief Executive Officer will assume that role. The Corporate Secretary is also in attendance at each Committee meeting and oversees the legal aspects of the Company's executive compensation plans, updates the Committee regarding changes in laws and regulations affecting the Company's compensation policies, and records the minutes of each Committee meeting.

        The Committee chair often communicates directly with the Chief Executive Officer, Executive Vice-President and Chief Financial Officer and Senior Vice-President of Operations regarding external market data, industry data, internal pay information, individual and Company performance results and updates on regulatory issues. The Committee Chair may delegate specific tasks to the certain executives in order to facilitate decision making and to assist in finalizing meeting agendas, documentation, and compensation data for Committee review and approval.

        The executive officers of the Company annually review the performance of our senior executives and, based on these reviews, recommends to the Committee compensation for all senior executives, other than their own compensation. The Committee, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (bonus), and equity awards.

        In addition to information received from senior management and the consideration of individual performance, the input of Frank Stronach, our Chairman and the controlling shareholder of our parent company is also considered when the Committee makes compensation decisions for the most senior executive officers.

Objectives of Compensation Programs

  Compensation Program Aspects

        The following are the various components of the Company's executive compensation program, which is designed to achieve our strategy of rewarding our executives for performance:

  •
  Base Salaries.  Base salaries should not be customarily increased on an annual basis. As a result, fixed compensation costs are contained, with increased financial rewards coming principally from variable incentive compensation.

  •
  Annual Bonuses and Performance Share Awards.  Our named executive officers, senior executive and certain other employees have in recent years received a portion of their total annual non-discretionary compensation in the form of performance share awards. The number of shares awards were determined by dividing a set percentage of their total compensation by the stock price on the day the grant of awards was confirmed. Though there is no formal policy prohibiting recipients of the awards from re-selling the shares acquired upon receipt, there has been a convention within MEC that has seen the recipients of such shares refrain from quickly re-selling same. Recently, this method of awarding performance share awards has come under review and it will likely not be utilized in future years.

  •
  Incentive Compensation.  The amount of direct profit participation and, therefore, the amount of compensation "at risk," increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, incentive cash compensation should generally be reduced in cyclical or other down periods due to reduced profits. As a result, executive officers are encouraged to emphasize consistent profitability over the medium to long term to sustain stable levels of annual compensation. Under MEC's Corporate Constitution, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses paid or payable to "Corporate Management" (as defined in the Corporate Constitution) in respect of any fiscal year shall not exceed 6% of "Pre-Tax Profits Before Profit Sharing" (as defined in the Corporate Constitution) for such year.

  •
  Long-Term Incentives.  Upon the grant of options under the Long-Term Incentive Plan, extended vesting and exercise periods are sometimes used to encourage option recipients to remain as employees or senior officers over the long term. MEC has never repriced stock options or entered into any equity monetization arrangements.

        These components have consistently formed the foundation upon which we have based efforts to attract, retain and motivate our executives. The internal and external competitiveness for all components of the executive compensation program are reviewed and considered on an ongoing basis. After a position is determined to be key to the Company's ongoing viability, the total value of compensation for that position is determined, with a portion being set aside for cash and other portions being set aside for other methods of compensation, such as the use of performance share awards described above. Non-cash compensation methods have been historically used to promote meaningful share ownership by executives, in order to achieve a greater alignment with shareholder interests.

        The structure of our senior management and the various levels of compensation related to the hierarchy are reviewed on an ongoing basis. Because we are engaged in a broad spectrum of activities associated with the horse racing industry, as well as casino operations, it is imperative that we develop and retain our current key employees to the point where they can assume executive roles. It is also important that we be able to attract key people from outside the Company to address Company needs that arise due to strategic decisions or work force attrition.

  Performance

        Individual performance impacts base pay merit increases, the setting of annual guaranteed and discretionary bonus amounts, and the amount of equity awards granted. The determination as to whether certain MEC strategic objectives have been met in a given year or are on track as expected also has an impact. However, compensation decisions are most heavily affected by MEC's financial performance, and the individual's role in that performance.

        As MEC's management structure is quite flat, at any given time, there are usually less than ten executive officers. As a result, rather than setting specific performance metrics that could impose a somewhat mechanical decision making process, the Committee has often focused on whether key financial indicators are trending positively.

Chief Executive Officer's Compensation

        The objectives of our Chief Executive Officer are considered on an ongoing basis from time to time as the nature of our business is one that see changes occur rapidly. Accordingly, maintaining flexibility in the Chief Executive Officer's objectives is crucial to his ability to work to meet business objectives. Frank Stronach, Chairman of the Board of Directors, served without compensation as MEC's Interim Chief Executive Officer for the majority of 2006.

        For 2007, with the appointment of Michael Neuman, in addition to improved track operations remaining a key objective, additional emphasis has been placed on other strategic objectives. For example, MEC recently entered into a series of customer-focused agreements with Churchill Downs Incorporated ("Churchill Downs") in order to enhance wagering integrity and security, to own and operate HRTVTM, to buy and sell horse racing content and to promote the availability of horse racing signals to customers worldwide. For additional commentary on MEC's strategic initiatives see "Our Strategy" in MEC's recently filed Form 10-K for the fiscal year ended December 31, 2006.

Retiring Arrangements

  Chief Executive Officer

        Mr. Neuman's employment agreement provides for a retiring allowance in the event his employment is terminated by Company without cause. Details of the retiring allowance are described under "Employment Agreements and Termination of Employment Agreements — Current Executives".

  Named Executive Officer Employment Arrangements

        We also have employment agreements with our other named executive officers, some of whom ceased in their positions with the Company during 2006. See "Employment Agreements and Termination of Employment Agreements — Current Executives" and "— Former Executives" for details of those agreements.

REPORT OF THE CORPORATE GOVERNANCE,
HUMAN RESOURCES AND COMPENSATION COMMITTEE

  To the Board of Directors of Magna Entertainment Corp.:

        Our role is to assist the Board of Directors in its oversight of the Company's executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company's bonus and other incentive compensation plans.

        We have reviewed and discussed with management the Compensation Discussion and Analysis.

        Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company's proxy statement on Schedule 14A and Annual Report on Form 10-K.

        CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE

  Jerry D. Campbell (Chairman)
  Louis E. Lataif
  William J. Menear

        The above Report of the Corporate Governance, Human Resources and Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

        The following tables and narratives discuss the compensation paid in fiscal years 2006, 2005 and 2004 to MEC's Chairman (and for the period from March 31, 2006 to February 27, 2007, its Interim Chief Executive Officer), Chief Executive Officer, Executive Vice-President and Chief Financial Officer and three other most highly compensated executive officers in 2006 (collectively, the "Named Executive Officers"). The indicated compensation is only for the period the designated executive officer served in such capacity.

Summary Compensation Table

		Annual Compensation (1)				Long Term Compensation
Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Frank Stronach (2) Chairman	2006	—		—		—	—		—		—

Blake Tohana Executive Vice-President and Chief Financial Officer	2006	264,647	(3)	110,270	(5)(3)	—	—		—		374,917

Joseph De Francis Executive Vice-President	2006	615,000		—		—	—		—		615,000

James Bromby Senior Vice-President, Operations	2006	198,486	(3)	66,162	(3)	—	226,000	(4)	—		789,648

Brant Latta Senior Vice-President, Operations	2006	160,077		50,000		—	226,000	(4)	—		735,077

W. Thomas Hodgson (5) Former President and Chief Executive Officer	2006	124,615		83,333		—	—		500,000	(6)	707,948

Donald Amos (7) Former Executive Vice- President and Chief Operating Officer	2006	305,660		268,688		—	—		709,600	(6)	1,283,948

Paul Cellucci (8) Former Executive Vice-President, Corporate Development	2006	267,404		125,000		—	—		318,750	(6)	711,154

(1)
The aggregate amount of perquisites and other personal benefits, securities or property does not exceed $10,000 for any of the Named Executive Officers.

(2)
In addition to being Chairman, Mr. Stronach served as Interim Chief Executive Officer from March 31, 2006 until Mr. Neuman's appointment, effective February 27, 2007.

(3)
Certain of these figures have been converted from Cdn. dollars to U.S. dollars based on the average monthly foreign exchange rates.

(4)
Calculated using the Black-Scholes pricing module.

(5)
Mr. Hodgson ceased to be an executive officer and director on March 31, 2006.

(6)
Paid in connection with severance arrangements.

(7)
Mr. Amos ceased to be an executive officer on October 6, 2006.

(8)
Mr. Cellucci ceased to be an executive officer on June 30, 2006.

Grants of Plan-Based Awards

Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Frank Stronach	—	—	—	—	—	—

Blake Tohana	—	—	—	—	—	—

Joseph De Francis	—	—	—	—	—	—

James Bromby	November 1, 2006	—	—	100,000	5.25	226,000 (2)

Brant Latta	November 1, 2006	—	—	100,000	5.25	226,000 (2)

W. Thomas Hodgson	—	—	—	—	—	—

Donald Amos	—	—	—	—	—	—

Paul Cellucci	—	—	—	—	—	—

(1)
Threshold and target items do not apply as options are vested with respect to one-fifth on Grant Date and a further one-fifth on each of the next four anniversary dates thereof.

(2)
Calculated using the Black-Scholes pricing model.

Outstanding Equity Awards At Fiscal Year-End

Name (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price		Option Expiration Date
Frank Stronach	1,000,000	—		$4.87	December 31, 2009
Blake Tohana	80,000	20,000		$6.93	July 27, 2012
Joseph De Francis	100,000	—		$6.70	November 21, 2012
James Bromby	10,000 15,000 33,334	— — 66,666	$ $ $	4.94 4.82 5.25	December 31, 2009 December 31, 2009 October 31, 2016
Brant Latta	2,000 33,334	3,000 66,666	$ $	6.26 5.25	April 3, 2015 October 31, 2016
W. Thomas Hodgson	40,000 80,000	60,000 120,000	$ $	6.85 6.01	March 6, 2015 March 20, 2015
Donald Amos	300,000	—		$6.07	December 31, 2009
Paul Cellucci	30,000	—		$7.24	December 31, 2015 (2)

(1)
None of the named executive officers were granted or exercised any options to acquire stock of MEC during the fiscal year ended December 31, 2006, with the exception that Messrs. Bromby and Latta were each granted 100,000 options.

(2)
Mr. Cellucci's employment terminated effective June 30, 2006. He entered into a consulting agreement on June 27, 2006 that provided that his previously granted options would continue to vest in the same manner as set out in his original stock option agreement. Mr. Cellucci's right to exercise those options will continue for a period of three years after the end of the consultancy, which was terminated on its terms by MEC on January 1, 2007. The remaining 45,000 unvested options were cancelled on January 1, 2007 and 30,000 will expire on December 31, 2015.

Employment Agreements and Termination of Employment Agreements

  Current Executives

        Under his employment agreement with MEC, Michael Neuman, Chief Executive Officer since February 27, 2007, is entitled to: (i) an annual base salary of $500,000 plus a guaranteed annual bonus of $500,000 (both prorated for 2007); (ii) a grant of options to purchase 1,000,000 shares of the MEC's Class A Subordinate Voting Stock under the Company's Long-Term Incentive Plan, subject to approval of the Board of Directors, with an exercise price per share that is equal to 100% of the last sale price of Class A Subordinate Voting Stock on the Toronto Stock Exchange on the business day prior to the date of Board approval of the options grant; (iii) a retiring allowance equivalent to the greater of $1,000,000 or base salary and annual bonus for the full fiscal calendar year in the event his employment is terminated by MEC without cause; and (iv) in recognition of the fact that options may not be granted until a later date due to applicable securities laws, 75% of the amount calculated by multiplying 200,000 by the amount, if any, by which the market close price on the day immediately preceding the grant of options contemplated in the agreement exceeds the February 26, 2007 market close price. After his first year, Mr. Neuman's fixed amount of annual bonus will be replaced with a profit-sharing amount to be based on a percentage of the Company's net pre-tax profits, such percentage to be mutually agreed upon on or before December 31, 2007; provided that no mutual agreement will be required in the event the Company proposes a percentage of the Company's net pre-tax profits, which, based on the then current business plan for fiscal 2008, as approved by the Board of Directors, is expected to result in an annual bonus equivalent to or greater than $500,000; and, provided, further that in no event will Mr. Neuman's annual bonus be less than $500,000.

        MEC has entered into an employment arrangement with Mr. Tohana which provides for a base salary of Cdn. $300,000 per annum, a guaranteed annual bonus of Cdn. $125,000 (to be superseded by a mutually agreeable profit-sharing arrangement), confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Tohana's contract also provides for the grant of stock options to purchase 100,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.93 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on June 24, 2003.

        MEC has entered into an employment arrangement with Joseph De Francis which provides for a base salary of $615,000 per annum, a discretionary bonus based on personal performance, confidentiality obligations and non-competition covenants. If the agreement is terminated for reasons other than good cause or if Mr. De Francis resigns for good reason, the definition of which is specifically outlined in Mr. De Francis' agreement, then Mr. De Francis will be entitled to certain termination payments, the amount of which declines over the course of the agreement. The terms of Mr. De Francis' arrangement continue until May 27, 2009.

        MEC has entered into an employment arrangement with James Bromby which provides for a base salary of Cdn. $285,000 per annum, a guaranteed annual bonus of Cdn. $75,000, confidentiality obligations and a termination provision permitting his employment to be terminated by giving MEC twelve months' prior written notice of intention to terminate. Alternatively, MEC may elect to terminate at any time for any reason his employment immediately by paying him a retiring allowance equivalent to twelve months' base salary and guaranteed bonus. Mr. Bromby's contract also provides for the grant of stock options to purchase 100,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $5.25 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on November 1, 2006.

        MEC has entered into an employment arrangement with Brant Latta which provides for a base salary of. $215,000 per annum, a guaranteed annual bonus of $50,000, confidentiality obligations and a termination provision permitting his employment to be terminated by giving MEC twelve months' prior written notice of intention to terminate. Alternatively, MEC may elect to terminate at any time for any reason his employment immediately by paying him a retiring allowance equivalent to twelve months' base salary and guaranteed bonus. Mr. Latta's contract also provides for the grant of stock options to purchase 100,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $5.25 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on November 1, 2006.

        MEC has entered into employment contracts with other members of its senior management. These employment contracts generally provide for base salaries and annual bonuses, confidentiality obligations and non-competition covenants. Each of these employment contracts provide that MEC may terminate the individual's employment by giving minimum advance written notice of termination or by paying a retiring allowance instead. With the approval of the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors, some of MEC's employees have received options to acquire shares of MEC's Class A Subordinate Voting Stock at an exercise price equal to or greater than the fair market value of the shares of such stock on the date of grant of the option.

        MEC's Corporate Constitution provides that, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses (which may be paid in cash or deferred for payment in future years or which may be paid in Class A Subordinate Voting Stock) paid or payable to "Corporate Management" (as defined therein) in respect of any fiscal year shall not exceed 6% of MEC's pre-tax profits before profit sharing for that fiscal year.

        MEC is not required to make payments under any employment contract or arrangement with its employees in the event of a change in control of MEC.

        In September 2005, the Board of Directors of MEC approved the adoption of a form of Indemnity Agreement for directors and officers of MEC and of MEC's subsidiaries to formalize the indemnification rights and procedures set forth in MEC's bylaws. MEC entered into an Indemnity Agreement with each of the then directors and officers (including all of the executive officers) of MEC on October 31, 2005, as well as the directors and officers of MEC's subsidiaries and has, since that time, entered into like agreements with new appointees.

  Former Executives

        Pursuant to Mr. Hodgson's severance arrangements associated with his March 31, 2006 resignation as MEC's President and Chief Executive Officer, he remained as an MEC employee for a two-month transition period and, effective May 31, 2006, resigned as an employee of the Corporation. He continued to receive his annual base salary of $300,000 and annual guaranteed bonus of $200,000 (both amounts pro rated) up to and including May 31, 2006. Mr. Hodgson also received payment of the full amount of the 2006 first quarter bonus and a portion of his 2006 second quarter bonus, respectively, in cash at the same time that senior MEC executives were paid their bonuses. Mr. Hodgson also received $500,000 on May 31, 2006 as an additional severance payment in exchange for a customary release, as well as reimbursement of his legal expenses in connection with his resignation, up to Cdn. $10,000. In addition, under a consulting agreement ultimately terminated on its terms by MEC on October 29, 2006, Mr. Hodgson was retained by MEC as a consultant from time to time after May 31, 2006 for $2,500 per day, plus reimbursement of his expenses. The amount of 13,086 shares of the Corporation's Class A Subordinate Voting Stock, being the amount of Mr. Hodgson's guaranteed bonus payable to him in Class A Subordinate Voting Stock during 2005, vested and were released to Mr. Hodgson on December 1, 2006. Mr. Hodgson's options to purchase 300,000 shares of Class A Subordinate Voting Stock remain in full force and effect, will vest on their current schedule and will be exercisable at any time up to and including the Expiration Date (as defined in Mr. Hodgson's stock option agreements); provided however that if Mr. Hodgson becomes employed by, a director of, or a consultant to, any entity that competes, directly or indirectly, with MEC or any of its subsidiaries, any unvested options will be cancelled.

        Under an agreement with Mr. Amos concerning his retirement, effective October 6, 2006, he received a severance package comprised of a lump sum payment of $709,600 (less statutory deductions), representing one year's base salary and annual bonus. Mr. Amos' options to purchase 300,000 shares of Class A Subordinate Voting Stock remain in full force and effect and shall be exercisable at any time up to and including the Expiration Date (as defined in Mr. Amos' stock option agreement). In addition, vested shares were paid to Mr. Amos in accordance with a 2005 performance share unit award agreement with compensation committee approval. In respect of a 2006 performance share unit award agreement, Mr. Amos was paid cash (less statutory deductions) in lieu of shares otherwise payable under the agreement.

        On June 30, 2006, Mr. Cellucci stepped down as the Executive Vice-President of Corporate Development. Effective July 1, 2006, MEC entered into a consulting agreement with Mr. Cellucci. Pursuant to that agreement, consulting services were provided from July 1, 2006 until the agreement was terminated on its terms by MEC on January 1, 2007. The consultant agreement provided for the payment of $10,000 per month plus reimbursement of expenses during the period for which it was in effect.

        Mr. Cellucci, under the terms of his employment arrangements, was entitled to a severance payment of $765,000, less statutorily required deductions, payable in twelve equal monthly instalments, commencing on August 1, 2006. The amount of 22,503 shares of the Corporation's Class A Subordinate Voting Stock in respect of Performance Share Awards was issued in 2006 in lieu of fifty percent of Mr. Cellucci's 2005 and 2006 guaranteed bonus. In addition, Mr. Cellucci's options to purchase 75,000 shares of Class A Subordinate Voting Stock of MEC remained in full force and effect during the period in which he provided consulting services pursuant and will remain exercisable until December 27, 2015, in accordance with the terms of the Long-Term Incentive Plan and Mr. Cellucci's stock option agreement.

Equity Based Compensation Plan Information

        MEC has adopted a long-term incentive plan, referred to as the "Long-Term Incentive Plan", the purposes of which are: (i) to align the interests of MEC's stockholders and the recipients of awards under the Long-Term Incentive Plan by giving recipients of awards an interest in MEC's growth and success; (ii) to enable MEC to attract and retain directors, officers, employees, consultants, independent contractors and agents, all of whom are eligible participants; and (iii) to motivate these persons to act in MEC's long-term best interests and those of its stockholders. Under the Long-Term Incentive Plan, MEC may grant non-assignable, nonqualified stock options, incentive stock options, free standing stock appreciation rights, tandem stock appreciation rights, restricted stock, bonus stock and performance shares. MEC does not maintain any other equity compensation plan.

        The aggregate number of shares of Class A Subordinate Voting Stock reserved for awards under the Long-Term Incentive Plan (subject to adjustment in connection with consolidation, stock split, recapitalization, merger and other transactions affecting the Company's capital stock), together with the number of shares of Class A Subordinate Voting Stock of the Company reserved for issuance under any other share compensation arrangements of the Company, is currently 8,000,000, representing 7.4% of the outstanding Class A Subordinate Voting Stock and Class B Stock of the Company (the "Outstanding Issue"), and cannot exceed 10% of the Outstanding Issue. The number of shares of Class A Subordinate Voting Stock issued and issuable under the Long-Term Incentive Plan represents 4.4% of the Outstanding Issue. In addition, the aggregate number of shares of Class A Subordinate Voting Stock issued within a one-year period pursuant to awards under the Long-Term Incentive Plan, together with the number of shares of Class A Subordinate Voting Stock issued within that period under any other share compensation arrangements of the Company, cannot exceed 10% of the aggregate of the Outstanding Issue. Further, the aggregate number of shares of Class A Subordinate Voting Stock issued to insiders of the Company within any 12-month period, or issuable to insiders of the Company at any time, under the Long-Term Incentive Plan or under any other share compensation arrangements of the Company, cannot exceed 10% of the Outstanding Issue. The total number of shares of Class A Subordinate Voting Stock issuable under actual grants or awards under the Long-Term Incentive Plan is 2,516,971, which is 2.3% of the Outstanding Issue. The maximum number of shares of Class A Subordinate Voting Stock that may be issued to any one person or company under the Long-Term Incentive Plan is 1,075,567, or 10% of the Outstanding Issue.

        The Long-Term Incentive Plan is administered by the Corporate Governance, Human Resources and Compensation Committee (the "Committee") of the Board of Directors, which currently consists of three independent directors. The members of the Committee serve at the pleasure of the Board of Directors. The exercise price for awards under the Long-Term Incentive Plan, including the purchase price for securities under security purchase arrangements, is determined by the Committee, but may not be less than (1) the "fair market value" of a share of Class A Subordinate Voting Stock on the date of grant of such Stock Option and (ii) the price of the last board lot of shares of Class A Subordinate Voting Stock sold on the TSX on the last business day prior to the date of grant of such stock option. At the time stock options are granted, the Committee determines the vesting schedule and expiry date of stock options. The "fair market value" is defined as the closing transaction price of a share of Class A Subordinate Voting Stock as reported on NASDAQ on the trading day immediately prior to the date as of which such value is being determined; provided, however, that fair market value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate. Market appreciation of stock appreciation rights is calculated on the basis of the excess of the "fair market value" of one share of Class A Subordinate Voting Stock on the date of exercise over the base price of such stock appreciation right.

        The following table summarizes MEC's Long-Term Incentive Plan information as of March 30, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	4,739,000 (1)	$6.08	2,516,971 (2)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	4,739,000 (1)	$6.08	2,516,971 (2)
(1)
As of March 30, 2007, there were options outstanding under the Long-Term Incentive Plan for the purchase of these shares.

(2)
Of these shares of Class A Subordinate Voting Stock remaining available for issuance under the Long-Term Incentive Plan, 1,547,000 shares are available for issuance pursuant to the grant of new stock options and 969,971 are available for issuance as bonus stock awards.

        A holder of an award under the Long-Term Incentive Plan will cease to be entitled to that award, unless otherwise specified in the grant, three months following termination of employment or service other than for cause, or immediately upon termination of employment or service for cause. MEC does not provide any financial assistance to participants to facilitate the purchase of any securities under the Long-Term Incentive Plan. There are no entitlements previously granted under the Long-Term Incentive Plan that are subject to ratification by MEC's security holders.

  Nonqualified Stock Options

        Each of MEC's outside directors was granted a nonqualified stock option to purchase 10,000 shares of Class A Subordinate Voting Stock following such director's election to MEC's Board of Directors, and will be entitled to another such grant immediately following the completion of each five-year period of continuous service as a director. Such stock options vest as to 20% of the shares of Class A Subordinate Voting Stock included in each such grant on the date of such grant, with an additional 20% of the shares vesting on the second, third, fourth and fifth anniversaries of such grant. On March 5, 2000, the Board approved stock options for each of its outside directors then in office to purchase 10,000 shares of Class A Subordinate Voting Stock at an exercise price of $4.875 per share, pursuant to the provisions of the Long-Term Incentive Plan. On November 22, 2002, the Committee approved stock options for two appointed outside directors, Louis E. Lataif and William J. Menear, to purchase 10,000 shares of Class A Subordinate Voting Stock each at an exercise price of $6.70 per share. On April 4, 2005, the Committee approved the grant of stock options to John Barnett, a newly appointed director, to purchase 10,000 shares of Class A Subordinate Voting Stock at an exercise price of $6.01 per share.

  Incentive Stock Options

        Incentive stock options may be granted only to MEC's employees and employees of its subsidiaries. If the recipient of an incentive stock option owns more than ten percent of the voting power of all shares of MEC's common stock, the option will not be exercisable later than five years after its grant date and the exercise price of the option will not be less than the greater of (i) the price required by the Internal Revenue Code (currently 110% of the fair market value of MEC's Class A Subordinate Voting Stock on the option's grant date) and (ii) the price of the last traded board lot of shares of MEC's Class A Subordinate Voting Stock sold on the Toronto Stock Exchange prior to the date of grant of the option.

  Awards to Named Executive Officers

        See "Option Grants in Last Fiscal Year" above.

  Bonus Stock and Restricted Stock Awards

        The Long-Term Incentive Plan permits the Committee to grant bonus stock awards, which are vested upon grant, and restricted stock awards, which are subject to a restriction period. An award of restricted stock may be subject to performance measures during the restriction period. Unless the Committee decides otherwise, the holder of a restricted stock award will have rights as an MEC stockholder, including the right to vote and receive dividends with respect to the shares of restricted stock. Dividends, however, will be subject to the same restrictions that apply to the shares for which the dividend was paid.

  Performance Share Awards

        The Long-Term Incentive Plan also permits the Committee to grant performance shares. Each performance share is a right, subject to the attainment of performance measures during a performance period, to receive one share of Class A Subordinate Voting Stock, which may be restricted stock, or the fair market value of the performance share in cash. Before a performance share award is settled in shares of Class A Subordinate Voting Stock, the holder of the award will have no rights as an MEC stockholder with respect to the shares of stock subject to the award. All the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share award, or any cancellation or forfeiture of the performance share award upon the holder's termination of employment with MEC, whether by reason of disability, retirement, death or other termination, shall be contained in the award agreement.

        Under the Long-Term Incentive Plan, the vesting or payment of performance share awards and certain awards of restricted stock will be subject to the satisfaction of certain performance objectives and criteria. These objectives and criteria may include one or more of the following: the attainment by a share of Class A Subordinate Voting Stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow or cost reduction goals, or any combination of these criteria.

        During 2005, the Company introduced an incentive compensation program for certain officers and key employees, which awarded performance shares of Class A Subordinate Voting Stock in 2005 as contemplated under the Long-Term Incentive Plan. The number of shares of Class A Subordinate Voting Stock underlying the performance share awards was based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the program was approved by the Compensation Committee of the Board of Directors. These performance shares vested over a six or eight month period to December 31, 2005 and are to be distributed, subject to certain conditions, in two equal installments. The first distribution date was on or about March 31, 2006 and the second distribution date was on or about March 31, 2007. During the year ended December 31, 2005, 201,863 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and 2,392 performance share awards were issued with a nominal stated value. At December 31, 2005, there were 199,471 performance share awards vested with a weighted average grant-date market value of either U.S. $6.26 or Cdn. $7.61 per share and no non-vested performance share awards. During the year ended December 31, 2006, 131,751 of these vested performance awards were issued with a stated value of $0.8 million and 4,812 were forfeited. Accordingly, as at December 31, 2006 there were 62,908 vested performance shares remaining to be issued under this 2005 incentive compensation arrangement. The compensation expense related to these performance shares was approximately $1.3 million for the year ended December 31, 2005. These vested performance shares were issued on or about March 31, 2007.

        For 2006, the Company continued the incentive compensation program as described in the immediately preceding paragraph. The program is similar in all respects except that the 2006 performance shares vest over a 12 month period to December 31, 2006 and were distributed, subject to certain conditions, on or about March 31, 2007. For the year ended December 31, 2006, 161,099 performance share awards were granted under the Plan with a weighted average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share, 1,616 performance share awards were issued with a nominal stated value and 42,622 performance share awards were forfeited. At December 31, 2006, there were 116,861 performance share awards vested with an average grant-date market value of either U.S. $6.80 or Cdn. $7.63 per share and no non-vested performance share awards. The compensation expense related to these performance shares was approximately $0.8 million for the year ended December 31, 2006. At December 31, 2006, there is no unrecognized compensation expense related to these performance shares as all the performance share awards were vested. These vested performance shares were issued on or about March 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission regulations require MEC's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the Securities and Exchange Commission.

        Based solely on its review of copies of such reports received or written representations from such directors, executive officers and ten percent stockholders, MEC believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during 2006.

Comparative Stock Performance Graph

        The following graph compares the cumulative total shareholder return on MEC's Class A Subordinate Voting Stock to the cumulative total shareholder return of the Nasdaq 100 Market Index and a peer group index. The peer group index used by MEC is the Bloomberg US Entertainment Index, which is a published industry peer index of companies engaged in the entertainment industry. The graph depicts the results of an investment of $100 in MEC's Class A Subordinate Voting Stock, the Nasdaq 100 Market Index and the Bloomberg US Entertainment Index.

Magna Entertainment vs Peer Group
December 2001 to December 2006

	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06
Magna Entertainment Corp.	$100.00	$90.80	$75.20	$88.70	$106.80	$68.10
Bloomberg US Entertainment Index	$100.00	$95.40	$139.70	$160.40	$153.70	$182.40
Nasdaq 100 Market Index	$100.00	$67.80	$98.50	$107.40	$110.80	$120.20

AUDIT COMMITTEE REPORT

        The Audit Committee's duties and responsibilities are set forth in a written charter (the "Audit Committee Charter") adopted by the Board of Directors (the "Board"). The Audit Committee recommended and the Board approved a revised Audit Committee Charter in February 2005. The Audit Committee annually reviews its charter, assesses its adequacy and recommends such revisions to the Board as it considers necessary or advisable.

        MEC's management has primary responsibility for preparing MEC's financial statements and maintaining MEC's financial reporting process. MEC's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of MEC's audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee has reviewed and discussed with management MEC's audited financial statements and management's discussion and analysis of results of operations and financial position as of and for the fiscal year ended December 31, 2006.

        The Audit Committee has discussed with MEC's independent public accountants, Ernst & Young LLP (the "Independent Auditors"), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended.

        The Audit Committee has received and reviewed the written disclosures and the letter from the Independent Auditors required by U.S. Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Independent Auditors their independence.

        Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the financial statements and management's discussion and analysis of results of operations and financial position referred to above in MEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

  AUDIT COMMITTEE

  William J. Menear (Chairman)
  Jerry D. Campbell
  Charlie J. Williams

RATIFICATION OF APPOINTMENT OF AUDITORS
(Item B on the Proxy Form)

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as auditors of MEC for the fiscal year ending December 31, 2007. During the fiscal year ended December 31, 2006, Ernst & Young LLP examined MEC's consolidated financial statements, examined subsidiary financial statements and financial statements of various employee benefit plans, reviewed management's assessment over internal controls under The Sarbanes-Oxley Act of 2002, performed limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Principal Accountant Fees and Services

        The fees billed to MEC by Ernst & Young LLP for services in respect of the fiscal years ended December 31, 2006 and 2005 were as follows:

Category	Fiscal 2006 ($)	Fiscal 2005 ($)
Audit Fees (1)	1,865,793	2,521,560	(3)
Audit-Related Fees	—	—
Tax Fees (2)	283,355	318,645
All Other Fees	—	—

Total	2,149,148	2,840,205

(1)
Includes all fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS. Also includes fees for comfort letters, consents and assistance with and review of regulatory filings. Also includes all fees for services performed by Ernst & Young LLP in respect of compliance with and management's assessment over internal controls under The Sarbanes-Oxley Act of 2002.

(2)
Includes all fees paid in respect of services performed by Ernst & Young LLP's tax professionals, except those services required in order to comply with GAAS which are included under "Audit Fees." These services included tax compliance, tax planning, tax advice and tax due diligence relating to acquisition reviews.

(3)
Includes $235,000 of audit fees billed by Ernst & Young LLP after March 15, 2005 but in respect of the audit of the 2004 financial statements and review of management's assessment over internal controls under The Sarbanes-Oxley Act of 2002.

        The Audit Committee has the authority to pre-approve or establish policies and procedures (including the setting of thresholds or the delegation to one or more members of the Audit Committee) for the pre-approval of non-audit services not prohibited by law to be performed by MEC's independent auditors. The Audit Committee does review requests by MEC management for non-audit services to be performed by MEC's independent auditors from time to time and pre-approvals are made pursuant to duly authorized resolutions of the Audit Committee which specify the service to be provided and the maximum fees payable to the independent auditors. The Audit Committee considered and pre-approved the provision of the non-audit services provided to MEC by Ernst & Young LLP in 2006 after determining that such services were compatible with maintaining the independence of Ernst & Young LLP and were not prohibited by applicable law.

Ratification of Appointment of Ernst & Young LLP as Auditors

        The appointment of Ernst & Young LLP as auditors of MEC will be ratified at the Annual Meeting if the number of votes cast in favor of ratification exceeds the number of votes cast opposing it.

        The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" ratification of Ernst & Young LLP as the auditors of MEC.

        In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting on May 9, 2007, and will be available to respond to appropriate questions and to make a statement should he or she desire to do so.

Vote Required

        The affirmative vote of a majority of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the ratification of the appointment of auditors.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the ratification of the appointment of auditors.

        The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of auditors.

AMENDMENTS TO LONG-TERM INCENTIVE PLAN
(Item C on the Proxy Form)

        As noted above, MEC has adopted the Long-Term Incentive Plan (the "Plan"), the purposes of which are: (i) to align the interests of MEC's stockholders and the recipients of awards under the Plan by giving recipients of awards an interest in MEC's growth and success; (ii) to enable MEC to attract and retain directors, officers, employees, consultants, independent contractors and agents; and (iii) to motivate these persons to act in MEC's long-term best interests and those of its stockholders.

        Details of the current Plan are included above under the heading "Executive Compensation — Equity Based Compensation Plan Information". A full copy of the Plan is available to any stockholder of MEC by addressing a request to the Corporate Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

        Stockholders will be asked to consider a resolution to amend the Plan to: (i) increase the number of shares of Class A Subordinate Voting Stock reserved for awards under the Plan by an additional 2.0 million shares, consisting of (A) an increase in the number of shares of Class A Subordinate Voting Stock reserved for Stock Options and Tandem SARs (as defined in the Plan) by an additional 1.5 million shares, and (B) an increase in the number of shares of Class A Subordinate Voting Stock reserved for any type of award under the Plan other than Stock Options and Tandem SARs by an additional 500,000 shares; (ii) to revise the amendment provisions of the Plan to specify which amendments require stockholder approval and (iii) permit the extension of the term of a Stock Option if the expiry of such option would fall in a blackout period as set forth in MEC's written policies (such extension would be for ten business days following the expiry of such blackout period) (collectively, the "Proposed Amendments"). The Proposed Amendments have been pre-cleared by the Toronto Stock Exchange conditional upon shareholder approval.

        There are currently 8 million shares of Class A Subordinate Voting Stock authorized under the Plan. As of March 30, 2007, taking into account options that have expired or have been terminated, cancelled or forfeited, a net total of 8,622,500 options have been granted to participants in the Plan. Since the Plan was adopted, option exercises have resulted in the issuance of 214,000 shares of Class A Subordinate Voting Stock. As of March 30, 2007, 1,547,000 shares of Class A Subordinate Voting Stock remain available for grant in connection with Stock Options and Tandem SARs and 969,971 shares of Class A Subordinate Voting Stock remain available for grant in connection with any type of award under the Plan other than Stock Options and Tandem SARs, which is insufficient for future anticipated grants.

        If the Proposed Amendments are approved, 3,047,000 shares of Class A Subordinate Voting Stock will be available for grant in connection with Stock Options and Tandem SARs and 1,469,971 shares of Class A Subordinate Voting Stock will be available for grant in connection with any type of award under the Plan other than Stock Options and Tandem SARs. In total, if the Proposed Amendments are approved, the maximum number of shares of Class A Subordinate Voting Stock issuable under the Plan will represent approximately 9.2% of the total number of issued and outstanding shares of Class A Subordinate Voting Stock of MEC.

        As part of MEC's good corporate governance practices, MEC self-imposes trading restrictions from time to time (a "Blackout Period"), preventing officers, directors and employees from exercising vested Stock Options. The Plan will be amended such that, should the expiry of such a Stock Option fall within such a Blackout Period, the expiry date of such Stock Option would be automatically extended by ten (10) business days from the date the relevant Blackout Period ends.

        The other Proposed Amendments are to revise the amendment provisions of the Plan to specify which amendments require stockholder approval. The Toronto Stock Exchange has stated that effective June 30, 2007 it would no longer permit amendments to be made to the Plan unless stockholders approve revised amendment provisions that specify the circumstances in which shareholder approval is or is not required for an amendment. The Board of Directors believes that except for certain material changes to the Plan it is important that the Board has the flexibility to make changes to the Plan without stockholder approval. Such amendments could include

  •
  amendments of a "housekeeping" or clerical nature, as well as any amendment clarifying any provision of the Plan or correcting ambiguous provisions,

  •
  making appropriate adjustments to outstanding options in the event of certain corporate transactions,

  •
  restrictions to the eligibility criteria and limits for participation in the Plan,

  •
  a change to the vesting provisions of a Stock Option or of the Plan or the addition of provisions requiring forfeiture of options in certain circumstances,

  •
  specifying practices with respect to applicable tax withholdings,

  •
  additions and amendments to or deletions from the Plan in order to comply with the legislation governing the Plan or the requirements of a regulatory body or stock exchange, and

  •
  amendments to the provisions relating to the administration of the Plan.

        Stockholders will be asked at the Annual Meeting to pass the resolutions contained in Schedule A, with or without variation, relating to the Proposed Amendments.

        The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the proposed amendments to MEC's Long-Term Incentive Plan.

Vote Required

        The affirmative vote of a simple majority of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the approval of the foregoing resolution. MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the approval of such resolution.

        The Board of Directors recommends that the stockholders vote "FOR" the approval of the resolution amending MEC's Plan.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

        The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any additional matters are properly presented, the shares represented by a properly signed proxy form will be voted in accordance with the judgment of the persons named on the proxy form.

Cost of Solicitation

        MEC will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and other members of MEC may solicit proxies personally or by telephone or other means of communication. MEC will also reimburse its transfer agent for expenses in connection with the distribution of proxy material and brokers and other persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals.

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        Stockholders may submit proposals on matters appropriate for stockholder action at MEC's annual meetings consistent with regulations adopted by the Securities and Exchange Commission and MEC's bylaws. Proposals intended for inclusion in the proxy statement for the 2008 Annual Meeting must be received by MEC not later than November 29, 2007. Proposals should be directed to the attention of the Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 13, 2008 and advise shareowners in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 13, 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to the Secretary, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

2006 Annual Report on Form 10-K and Other Additional Information

        Financial information about MEC is included in MEC's comparative financial statements and MD&A. A copy of MEC's Annual Report on Form 10-K, including our 2006 financial statements and MD&A, may be obtained, without charge, by addressing a request to the Corporate Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 or by visiting our website at www.magnaentertainment.com. Additional information about MEC is available on our website on SEDAR (System for Electronic Document Analysis and Retrieval) at www.sedar.com and on the U.S. Securities and Exchange Commission web site at www.sec.gov/edgar.

Stockholders are urged to send in their proxies without delay.

By Order of the Board of Directors /s/ William G. Ford
William G. Ford Secretary
April 11, 2007

SCHEDULE A

        RESOLVED that MEC's Plan be amended to:

1.
provide that the number of shares of Class A Subordinate Voting Stock available for awards under the Plan shall be 10,000,000 shares of Class A Subordinate Voting Stock, consisting of: (i) 8,000,000 shares of Class A Subordinate Voting Stock which shall be available for issuance pursuant to Stock Options and Tandem SARs under the Plan, and (ii) 2,000,000 shares of Class A Subordinate Voting Stock which shall be available for issuance pursuant to any type of award under the Plan other than Stock Options and Tandem SARs.

2.
permit the extension of the term of a Stock Option if the expiry of such option would fall in a blackout period as set forth in MEC's written policies (such extension would be for ten business days following the expiry of such blackout period).

3.
change the amendment provisions of the Plan to clarify that shareholder approval is not required for amendments except for any amendment or modification that: (i) increases the number of shares of Class A Subordinate Voting Stock reserved for issuance under the Plan (other than an increase in proportion to an increase in the number of shares of Class A Subordinate Voting Stock outstanding as a result of a stock split, stock dividend, recapitalization, reorganization, merger, combination, exchange of shares, or other similar change in capitalization or event); (ii) reduces the exercise price of a Stock Option held by insiders except for the purpose of maintaining value of Stock Options in connection with a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, sale of substantially all assets or other similar change in capitalization or event, or any distribution to holders of Class A Subordinate Voting Stock other than a regular cash dividend involving MEC (for this purpose, cancellation or termination of a Stock Option of a Plan participant prior to its expiry date for the purpose of reissuing Stock Options to the same Plan participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of a Stock Option); (iii) extends the term of a Stock Option held by an insider beyond the option period determined by the Compensation Committee at the date of grant; (iv) extends eligibility to participate in the Plan to persons other than officers and other employees, consultants, independent contractors and agents of MEC, its subsidiaries from time to time and any other entity controlled by MEC and directors of MEC who are not officers or employees of MEC or any affiliate; (v) permits awards to be transferable other than for normal estate settlement purposes; (vi) permits the award of a Stock Option with an expiry date beyond ten (10) years from its date of grant; or (vi) amends the provisions of this Plan respecting matters requiring stockholder approval other than to add matters to be subject to stockholder approval; or (vii) without the consent of the affected option holder, amends any terms of Incentive Stock Options that is inconsistent Section 422 of the Code, unless the Board has determined in good faith that such change is inconsistent with Section 422 of the Code and is necessary in order to facilitate a transaction involving a change of control of Company. The amendment provisions of the Plan will provide that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

QuickLinks

NOTICE OF ANNUAL MEETING
TABLE OF CONTENTS
PROXY STATEMENT
GENERAL INFORMATION
ELECTION OF DIRECTORS (Item A on the Proxy Form)
MANAGEMENT
SECURITY OWNERSHIP
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
EXECUTIVE COMPENSATION
REPORT OF THE CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE
Summary Compensation Table
AUDIT COMMITTEE REPORT
RATIFICATION OF APPOINTMENT OF AUDITORS (Item B on the Proxy Form)
AMENDMENTS TO LONG-TERM INCENTIVE PLAN (Item C on the Proxy Form)
ADDITIONAL INFORMATION
SCHEDULE A